Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-262371, No. 333-236196, No. 333-222927, No. 333-210973, No. 333-188134, No. 333-164737 and No. 333-65376-99) on Form S-8 of our report dated October 12, 2023, with respect to the financial statements of the Amended and Restated Accenture plc 2010 Employee Share Purchase Plan.

/s/ KPMG LLP
Chicago, Illinois
October 12, 2023